Exhibit 10.82

ASSET PURCHASE AGREEMENT

AMONG

PROCARE PHARMACY, INC.

AND

PROCARE PHARMACY DIRECT, INC.

AS BUYERS

AND

CURATIVE HEALTH SERVICES OF NEW YORK, INC.,

APEX THERAPEUTIC CARE, INC.,

AND

MEDCARE, INC.

AS SELLERS

AND

CURATIVE HEALTH SERVICES, INC.

DECEMBER 1, 2005

TABLE OF CONTENTS

Article 1 DEFINITIONS AND INTERPRETATION		1
1.1	Certain Definitions	1
1.2	Other Defined Terms	4

Article 2 SALE AND TRANSFER OF ASSETS		4
2.1	Sale and Purchase of Assets	4
2.2	Excluded Assets	5
2.3	Assumed Liabilities	6
2.4	Excluded Liabilities	7
2.5	Instrument of Transfer	7
2.6	Completion of Transfers	7

Article 3 CLOSING		8

Article 4 PURCHASE PRICE		8
4.1	Payment of Purchase Price	8
4.2	Purchase Price Allocation	8

Article 5 REPRESENTATIONS AND WARRANTIES OF SELLERS		8
5.1	Organization and Related Matters	8
5.2	Authorization	9
5.3	No Conflicts	9
5.4	No Brokers or Finders	9
5.5	Title to Purchased Assets	9
5.6	Payment to Creditors	9
5.7	Third Party Providers and Payors	9

Article 6 ADDITIONAL REPRESENTATIONS AND WARRANTIES OF SELLERS		9
6.1	Legal Proceedings	9
6.2	Compliance with Laws	9
6.3	Financial Information	10
6.4	Tax and Other Returns and Reports	10
6.5	Assumed Contracts and Leases	10
6.6	Licenses and Permits	10
6.7	Insurance	11
6.8	Labor Matters	11
6.9	Employee Benefits	11
6.10	Government Payment Programs	12
6.11	Absence of Certain Changes	12
6.12	Transactions With Affiliates	12
6.13	Litigation	12
6.14	Undisclosed Liabilities	13
6.15	Environmental	13

Article 7 REPRESENTATIONS AND WARRANTIES OF BUYERS		13
7.1	Organization and Related Matters	13

7.2	Authorization	13
7.3	No Conflicts	13
7.4	Legal Proceedings	13
7.5	Ability to Perform; Solvency	14
7.6	No Brokers or Finders	14

Article 8 BUYERS’ CONDITIONS PRECEDENT TO CLOSING		14
8.1	Representations and Warranties to be True and Correct	14
8.2	Supporting Documents	14
8.3	Undertakings and Agreements	15
8.4	Pay-off Letters	15
8.5	Schedules	15

Article 9 SELLERS’ CONDITIONS PRECEDENT TO CLOSING		15
9.1	Representations and Warranties to be True and Correct	15
9.2	Supporting Documents	15
9.3	Undertakings and Agreements	15
9.4	Pay-off Letters	15
9.5	Purchase Price	15

Article 10 ADDITIONAL COVENANTS AND AGREEMENTS		16
10.1	Employment Matters	16
10.2	Access to Information; Preservation of Records; Cooperation	16
10.3	Confidentiality	17
10.4	No Intent to Induce Referrals	17
10.5	Patient Notification; Publicity	18
10.6	DEA Notification	18
10.7	Tax Matters; Prorations	18
10.8	Patient File Delivery	18
10.9	Use of Computers	18
10.10	Phone System and Phone Numbers	19
10.11	Ordinary Course	19

Article 11 RESTRICTIVE COVENANTS		19
11.1	Restrictions on Sellers’ Competitive Activities	19
11.2	Successors	20
11.3	Special Remedies and Enforcement	20

Article 12 SURVIVAL; INDEMNIFICATION		20
12.1	Survival	20
12.2	Obligations of Sellers and Parent	21
12.3	Obligations of Buyers	21
12.4	Procedure	22
12.5	Survival	22
12.6	Threshold	23

Article 13 TERMINATION		23
13.1	Termination of Agreement	23

13.2	Effect of Termination	23

Article 14 ARBITRATION		24

Article 15 MISCELLANEOUS		24
15.1	Amendments; Waivers	24
15.2	Entire Agreement	25
15.3	Applicable Law	25
15.4	Headings	25
15.5	Counterparts	25
15.6	Parties in Interest	25
15.7	Notices	25
15.8	Expenses	26
15.9	Assignments	26
15.10	Remedies; Waiver	26
15.11	Further Assurances	27
15.12	Representation by Counsel; Interpretation	27
15.13	Severability	27

The following schedules to the Procare Pharmacy, Inc. Asset Purchase Agreement have been omitted. Curative Health Services, Inc. will furnish any such schedules to the Commission as supplemental information upon request:

Schedules

Schedule 1.1(e)	Sellers’ Locations
Schedule 2.1(b)	Licenses and Permits
Schedule 2.1(c)	Assumed Contracts and Leases
Schedule 2.1(d)	Phone and Fax Numbers
Schedule 2.2(p)	Additional Excluded Assets
Schedule 4.2	Purchase Price Allocation
Schedule 5.5	Encumbrances
Schedule 5.7	Third Party Providers and Payors
Schedule 6.3	Business Financials
Schedule 6.5	Required Consents
Schedule 6.8	Labor Matters
Schedule 6.10	Government Payment Programs
Schedule 6.11	Absence of Certain Changes
Schedule 6.12	Transactions with Affiliates
Schedule 6.13	Litigation
Schedule 6.14	Undisclosed Liabilities
Schedule 10.1(a)	Seller’s Employees to Whom Buyer May Offer Employment

ASSET PURCHASE AGREEMENT

This ASSET PURCHASE AGREEMENT (this “Agreement”) is entered into as of the 1st day of December, 2005, by and among CURATIVE HEALTH SERVICES OF NEW YORK, INC., a New York corporation (“Curative-NY”), APEX THERAPEUTIC CARE, INC., a California corporation (“Apex”), MEDCARE, INC., a Delaware corporation which does business as Curative Pharmacy Services, Inc. (“MedCare”), (Curative-NY, Apex, and MedCare are collectively referred to as “Sellers” and each individually is referred to as a “Seller”), CURATIVE HEALTH SERVICES, INC., a Minnesota corporation and the sole shareholder of each Seller (“Parent”), and PROCARE PHARMACY, INC., a Rhode Island corporation (“PC Pharmacy”), and PROCARE PHARMACY DIRECT, INC., an Ohio corporation (“PC Pharmacy Direct”) (PC Pharmacy and PC Pharmacy Direct are collectively referred to as “Buyers” and each individually is referred to as a “Buyer”).

WHEREAS, Buyers desire to purchase from Sellers and Sellers desire to sell to Buyers certain of the assets, properties and rights of Sellers relating to the Business on the terms and conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the above and the mutual representations, warranties, covenants and agreements set forth herein, the parties hereby agree as follows:

ARTICLE 1
DEFINITIONS AND INTERPRETATION

1.1                                 Certain Definitions. In this Agreement, the following terms have the meanings specified or referred to in this Section 1.1, which shall be equally applicable to both the singular and plural forms.

(a)                                  “Accounts Receivable” means all accounts, notes, interest and other receivables of Sellers, and all claims, rights, interests and proceeds related thereto, including all accounts and other receivables, in any case arising from the rendering of services to patients of the Business, billed and unbilled, recorded and unrecorded, for services provided by any Seller whether payable by private pay patients, private insurance, third party payors, Medicare, Medicaid, or by any other source.

(b)                                 “Action” means any action, complaint, petition, investigation, suit or other proceeding, whether civil or criminal, in law or in equity, or before any arbitrator or Governmental Entity.

(c)                                  “Affiliate” means a Person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, a specified Person. For purposes of this definition, “control” means the possession, directly or indirectly, of the power to elect at least 50% of the governing board of such Person or to direct to cause the direction of the management and policies of the Person, whether through ownership of voting securities, partnership or limited liability interests, nonprofit membership, contract or otherwise.

(d)                                 “Approval” means any approval, authorization, assignment or consent, or any waiver of any of the foregoing, required to be obtained from, or any notice, statement or other communication required to be filed with or delivered to any Person, the receipt of which is necessary to the continued operation of the Business as it has been operated prior to the Closing Date.

(e)                                  “Business” means, with respect to a specified Seller or the Sellers collectively, the business of providing specialty injectable and oral medications, including, without limitation, those relating to oncology, RA/Derm, Hepatitis C, transplants and respiratory illnesses (including Synagis) from the specific locations listed on Schedule 1.1(e) to patients and providers as conducted by Sellers immediately prior to the Closing Date in Sellers’ current service areas in and around Albany, New York, Birmingham, Alabama, Lake Charles, Louisiana; Hurricane, West Virginia and Columbus Mississippi; provided, however, that nothing herein shall be construed to include in the term “Business” any home infusion or other business conducted by any Seller or any Affiliate of any Seller, including in Birmingham, Alabama.

(f)                                    “Code” means the Internal Revenue Code of 1986, as amended.

(g)                                 “Consent” means a duly executed, written consent to the assignment to Buyer of an Assumed Contract or Lease which, under the terms of such Assumed Contract or Lease, is required to be obtained from a party or parties other than Buyer or any Seller in connection with such assignment.

(h)                                 “Encumbrance” means any claim, charge, easement, encumbrance, lease, covenant, security interest, lien, option, pledge, rights of others, or restriction (whether on sale, transfer, disposition or otherwise), whether imposed by agreement, understanding, law, equity or otherwise.

(i)                                     “ERISA” means the U.S. Employee Retirement Income Security Act of 1974, as amended, and the related regulations and published interpretations.

(j)                                     “Government Payment Program” means Medicare, TRICARE, Medicaid, and all other government-sponsored healthcare reimbursement and payment programs.

(k)                                  “Governmental Entity” means any government or any agency, bureau, board, commission, court, department, official, political subdivision, tribunal or other instrumentality of any government, whether federal, state or local, domestic or foreign.

(l)                                     “Indemnified Party” means the Buyer Indemnified Party or Seller Indemnified Party who is entitled to indemnity hereunder.

(m)                               “Indemnifying Party” means the party obligated to provide indemnification hereunder.

(n)                                 “Knowledge of Buyer” means the actual knowledge of the General Managers for the branches, based upon due inquiry. No constructive or imputed knowledge shall be attributed by virtue of any position held, relationship to any other Person, or for any other reason, except to the extent due inquiry was not conducted.

(o)                                 “Knowledge of Sellers” means the actual knowledge of Eric Krause and Drew Walk, based upon due inquiry. No constructive or imputed knowledge shall be attributed by virtue of any position held, relationship to any other Person, or for any other reason, except to the extent due inquiry was not conducted.

(p)                                 “Law” means any constitutional provision, statute or other law, rule, or regulation of any Governmental Entity and any Order.

(q)                                 “Leased Real Property” means the premises at the MedCare Columbus, Mississippi branch.

(r)                                    “Loss” means any cost, damage, disbursement, expense, liability, judgment, claim, demand, loss, deficiency, diminution in value, obligation, penalty, fine, assessment or settlement of any kind or nature, whether foreseeable or unforeseeable, including, but not limited to, interest or other carrying costs, penalties, legal, accounting and other professional fees and expenses incurred in the investigation, collection, prosecution and defense of claims, actual or threatened, inquiries, hearings or other reasonable legal or administrative proceedings, and amounts paid in settlement, that may be imposed on or otherwise incurred or suffered by the specified Person; provided, however, that “Loss” shall not include any amount that is received by such specified Person under a valid and collectible insurance policy.

(s)                                  “Order” means any decree, injunction, judgment, order, ruling, assessment or writ by a Governmental Entity.

(t)                                    “Ordinary Course” means the ordinary and usual course of the conduct of the Business by Sellers consistent with past custom and practice of Sellers.

(u)                                 “Person” means an association, a corporation, an individual, a partnership, a limited liability company, a trust or any other entity or organization, including a Governmental Entity.

(v)                                 “Tax Return” means a report, return or other information required to be supplied to a Governmental Entity with respect to Taxes including, where permitted or required, combined or consolidated returns for any group of entities.

(w)                               “Tax” means all taxes, charges, fees, levies, or other like assessments, including without limitation income, sales and use, excise, franchise, real and personal property, transfer, gross receipt, capital stock, production, business and occupation, disability, employment, payroll, severance, ad valorem, value added, premium, license or withholding tax or charge imposed by any Governmental Entity, and any interest, fines, penalties (civil or criminal), assessments, or additions to tax resulting from or related thereto or to the non-payment thereof, and any Loss in connection with the determination, settlement or litigation of any tax liability.

(x)                                   “Territory” means a one hundred (100) mile radius of each branch location of a Seller reflected on Schedule 1.1(e).

(y)                                 “Trade Names” means all trade names, logos, designs, symbols, emblems, insignias and slogans, whether or not registered or capable of registration, which are used by any Seller or any Affiliates of any Seller, including, without limitation, the following:

Critical Care Systems, Inc., Curative Health Services, Inc., Curative Critical Care Systems, Curative Health Services Co., Curative Pharmacy Services, Wound Care Center, and Wound Management Program, or any derivation or acronym thereof.

1.2                                 Other Defined Terms. The following terms have the meanings defined for such terms in the locations set forth below:

Term	Location

Agreement	Introductory Paragraph
Anti-kickback Statute	Section 10.4
Apex	Introductory Paragraph
Assumed Contracts and Leases	Section 2.1(c)
Assumed Liabilities	Section 2.3
Benefit Plan	Section 6.9
Bill of Sale	Section 2.5
Business Financials	Section 6.3
Buyer	Introductory Paragraph
Buyer Indemnified Party	Section 12.2
Closing	Article 3
Closing Date	Article 3
Confidential Information	Section 10.3
Curative-NY	Introductory Paragraph
DEA	Section 10.6
Dispute	Article 14
Effective Time	Article 3
Excluded Assets	Section 2.2
Inventory	Section 2.2(b)
Licenses and Permits	Section 2.1(b)
MedCare	Introductory Paragraph
Notice	Section 12.4(a)
Patient Files	Section 2.1(e)
Personal Property	Section 2.1(a)
Preferred Provider Agreement	Section 11.1(b)
Purchase Price	Section 4.1
Purchased Assets	Section 2.1
Seller Indemnified Party	Section 12.3
Seller or Sellers	Introductory Paragraph
Third Party Claim	Section 12.4(a)

ARTICLE 2
SALE AND TRANSFER OF ASSETS

2.1                                 Sale and Purchase of Assets. Upon the terms and subject to the conditions set forth in this Agreement, at the Closing on the Closing Date, but effective as of the Effective Time, the applicable Seller shall sell, convey, assign, transfer and deliver to the applicable Buyer, and the applicable Buyer shall purchase, receive and accept from the applicable Seller, as set forth on

Schedule 1.1(e), free and clear of any Encumbrances, such Seller’s right, title and interest in and to those assets of such Seller, real, personal or mixed, tangible and intangible, used in or for the benefit of the Business, whether tangible, intangible, real, personal or mixed, described below (but excluding the Excluded Assets) (the “Purchased Assets”):

(a)                                  the tangible personal property owned by MedCare with respect to the operation of MedCare’s Business at the Leased Real Property, including all equipment, furniture, fixtures, machinery, office furnishings, freezers, coolers, computer hardware, and leasehold improvements located at the Leased Real Property (collectively, the “Personal Property”);

(b)                                 all of MedCare’s rights, to the extent assignable or transferable in the context of the transaction contemplated hereby, to the pharmacy licenses, permits, approvals, franchises, accreditations and registrations and other governmental licenses, permits or approvals issued to MedCare with respect to the operation of MedCare’s Business at the Leased Real Property and listed at Schedule 2.1(b) (collectively, the “Licenses and Permits”);

(c)                                  all of MedCare’s interest in and to those commitments, contracts, leases and agreements with respect to the operation of MedCare’s Business listed at Schedule 2.1(c) including the lease for the Leased Real Property (collectively, the “Assumed Contracts and Leases”);

(d)                                 to the extent transferable, all telephone and facsimile numbers and lines of the Business, including, without limitation, all toll-free numbers and lines, local numbers and lines and doctor lines, all of which are set forth on
Schedule 2.1(d);

(e)                                  all patient files, medical documentation, insurance verification, patient records, prescription records and related documentation of Sellers’ Businesses for patients receiving services as of the Closing Date and going back no less than seven (7) years (or such shorter period if Sellers have not operated for seven (7) years), including all hard copies and electronic data related thereto in any form or format maintained by Sellers (the “Patient Files”), provided however, that Sellers may retain copies of any such materials that are necessary for purposes of resolving unbilled or outstanding Accounts Receivable and subject to all applicable confidentiality obligations;

(f)                                    all goodwill associated with the Purchased Assets relating to MedCare’s Business at the Leased Real Property; and

(g)                                 any and all other assets of MedCare used exclusively for MedCare’s Business at the Leased Real Property, i.e., not otherwise used by MedCare in its infusion or other business and not otherwise used by MedCare in its Hurricane, West Virginia branch.

2.2                                 Excluded Assets. Buyer is not purchasing the following (“Excluded Assets”):

(a)          all tangible personal property owned by Curative-NY and Apex, including all equipment, furniture, fixtures, machinery, office furnishings, and leasehold improvements;

(b)         all of Curative-NY’s and Apex’s rights to the pharmacy licenses, permits, approvals, franchises, accreditations and registrations and other governmental licenses, permits or approvals issued to Curative-NY and Apex;

(c)          all of Curative-NY’s and Apex’s interest in and to commitments, contracts, leases and agreements;

(d)         all goodwill associated with Curative-NY’s and Apex’s Businesses;

(e)          all infusion pumps, pharmacy hoods and other equipment, contracts and leases (other than the Lease for the Leased Real Property) used by any Seller in connection with the operations of its infusion business;

(f)            all inventories of supplies, drugs, janitorial and office supplies and other disposables and consumables owned by Sellers, related to the operation of Sellers’ Business (collectively, the “Inventory”);

(g)         all software licensed to and/or owned by Sellers or their Affiliates, including Jazz Rx and CPR+ software;

(h)         all bank accounts of Sellers;

(i)             all cash, cash equivalents and short-term investments of Sellers;

(j)             all Trade Names, except that PC Pharmacy may reference the names “MedCare” and “Critical Care Systems” as the prior operator for a three (3) month period following Closing in order to transition to the PC Pharmacy name;

(k)          any assets or rights that relate to employee benefit plans; all books and records relating to employees; and unemployment compensation, workers’ compensation and other credits, reserves or deposits with applicable Governmental Entities relating to employees;

(l)             all claims, rights, interests and proceeds with respect to Tax refunds resulting from periods prior to the Closing Date, and the right to pursue appeals of same;

(m)       the corporate charter, taxpayer and other identification numbers, corporate seals, minute books, and other documents relating to the organization, maintenance, and existence of each Seller;

(n)         all vendor rebates payable to Sellers that relate to periods prior to the Effective Time;

(o)         all Accounts Receivable; and

(p)         any other asset of Sellers listed on Schedule 2.2(p) or otherwise not specifically referenced herein as a Purchased Asset.

2.3                                 Assumed Liabilities. As of the Effective Time, Buyers shall be responsible for all liabilities and obligations arising after the Effective Time with respect to Buyers’ operation of the

Business and the Purchased Assets (and for obligations arising and accruing after the Effective Time under the Assumed Contracts and Leases (collectively, the “Assumed Liabilities”).

2.4                                 Excluded Liabilities. Except for the Assumed Liabilities, which shall be liabilities and obligations of Buyer, Buyer shall not assume any liabilities or obligations of any kind or nature, whether absolute, contingent, accrued, known or unknown, of Sellers or any Affiliate of a Seller or the Business.

2.5                                 Instrument of Transfer. The sale of the Assets and the assumption of the Assumed Liabilities as herein provided shall be effected at Closing by the Assignment, Assumption and Bill of Sale Agreement in the form attached hereto as Exhibit 2.5 (“Bill of Sale”).

2.6                                 Completion of Transfers.

(a)                                  The entire beneficial interest in and to, and the risk of loss with respect to, the Purchased Assets and the Assumed Liabilities shall, regardless of when legal title thereto shall be transferred to Buyer, pass to Buyer at Closing as of the Effective Time. All operations of the Business shall be for the account of Sellers up to the Effective Time and shall be for the account of Buyers thereafter. In the event legal title to any of the Purchased Assets or the Assumed Liabilities is not transferred at Closing, Seller shall hold such Purchased Assets or Assumed Liabilities as nominee for Buyers until completion of such transfers.

(b)                                 In the event that the legal interest in any of the Purchased Assets or the Assumed Liabilities to be sold, assigned, transferred or conveyed pursuant to this Agreement, or any claim, right or benefit arising thereunder or resulting therefrom cannot be sold, assigned, transferred or conveyed hereunder as of the Effective Time because any waiting or notice period has not expired or any Consents or Approvals required for such sale, assignment, transfer or conveyance have not been obtained or waived, the legal interest in such Purchased Assets or Assumed Liabilities shall not be sold, assigned, transferred or conveyed unless and until such waiting or notice period shall have expired or until Approval, Consent or waiver thereof is obtained. In such event, at Buyers’ option, Buyers may elect to waive the condition to Closing requiring such Consent or Approval and proceed with the Closing or delay Closing until such Consent or Approval is obtained by Sellers and delivered to Buyer. If such Consent or Approval has not been obtained by December 9, 2005, Sellers may elect to terminate this Agreement. During any such period, Sellers shall at their expense, use reasonable diligent efforts to seek to obtain such Consents, Approvals or waivers as may be necessary to complete such transfers as soon as practicable. Buyers will cooperate with Sellers efforts with respect thereto at Buyers’ expense. Notwithstanding the foregoing, to the extent a landlord or lessor under an Assumed Contract or Lease requires that a reasonable administrative, processing, expediting or legal fee be paid in connection with obtaining Consent or Approval for assignment, Seller shall pay any such fee.

(c)                                  In the event Buyers elect to close prior to obtaining such Consent or Approval, (i) Sellers shall hold any such non-assigned, non-conveyed and non-transferred Purchased Assets or Assumed Liabilities for the benefit and at the risk of Buyers and shall cooperate with Buyers in any lawful and reasonable arrangements designed to provide the benefits of ownership thereof to Buyers; and (ii) Sellers shall not be deemed to be in breach of any representation, warranty or covenant contained herein as a result of not obtaining such Consent or Approval.

ARTICLE 3
CLOSING

Unless the parties hereto otherwise agree in writing, the actions contemplated to consummate the transactions under this Agreement (the “Closing”) shall take place by facsimile transmission of documents including counterpart signature pages (with hard copy to follow) on December 2, 2005 or as otherwise agreed by the parties (the “Closing Date”). The Closing shall occur at a time mutually determined by the parties or in such other manner as mutually determined by the parties (including, without limitation, through the exchange of counterpart signature pages by the parties by facsimile or other electronic means), and shall be deemed effective at 11:59 p.m. Eastern Time on the Closing Date (the “Effective Time”).

ARTICLE 4
PURCHASE PRICE

4.1                                 Payment of Purchase Price. The total purchase price (“Purchase Price”) payable by Buyers to Sellers shall be equal to One Million Seven Hundred Fifty Thousand Dollars ($1,750,000.00). The payment of the Purchase Price shall be made by Buyers on the Closing Date in readily available funds via wire transfer to accounts designated by each of Sellers.

4.2                                 Purchase Price Allocation. The Purchase Price shall be allocated among the Assets purchased hereunder in accordance with Section 1060 of the Code and as set forth on Schedule 4.2 attached hereto. Buyers and Sellers each hereby covenant and agree that none of them will take a position on any income tax return, before any governmental agency, or in any judicial proceeding that is in any way inconsistent with the allocation set forth on Schedule 4.2. Buyer and Sellers agree to make all filings required under Section 1060 of the Code consistent with the allocation of such consideration as set forth on Schedule 4.2. Each party shall duly and timely file Form 8594 with its appropriate tax returns.

ARTICLE 5
REPRESENTATIONS AND WARRANTIES OF SELLERS

Sellers hereby severally represent and warrant to Buyer that:

5.1                                 Organization and Related Matters. Curative-NY is a corporation duly organized, validly existing and in good standing under the laws of the State of New York and is qualified to do business and in good standing in Alabama. Apex is a corporation duly organized, validly existing and in good standing under the laws of the State of California and is qualified to do business and in good standing in New York and Louisiana. MedCare is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and is qualified to do business and is in good standing in Alabama, West Virginia and Mississippi. Sellers have all necessary corporate power and authority to conduct the Business as now conducted. Sellers have the necessary corporate power and authority to execute, deliver and perform this Agreement and any related agreements to which they are a party.

5.2                                 Authorization. The execution, delivery and performance of this Agreement and any related agreements by Sellers have been duly and validly authorized by all necessary corporate action on the part of each Seller. This Agreement constitutes the legal, valid and binding obligation of Sellers, enforceable against Sellers in accordance with its terms except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws and equitable principles relating to or limiting creditors’ rights generally.

5.3                                 No Conflicts. The execution, delivery and performance of this Agreement by Sellers will not (with notice or passage of time, or both) violate the provisions of, or constitute a breach or default under, (a) the charter documents or bylaws of Sellers; or (b) any Law to which Sellers are subject, or (c) any material contract or agreement to which Sellers are a party.

5.4                                 No Brokers or Finders. No agent, broker, finder, or investment or commercial banker, or other Person or firm engaged by or acting on behalf of Sellers or any Affiliate of Sellers in connection with the negotiation, execution or performance of this Agreement or the transactions contemplated by this Agreement, is or will be entitled to any broker’s or finder’s or similar fee or other commission as a result of this Agreement or such transactions.

5.5                                 Title to Purchased Assets. Sellers have good and marketable title to the Purchased Assets free and clear of all Encumbrances, except as set forth on Schedule 5.5.

5.6                                 Payment to Creditors. Sellers will supply Buyers with a complete and accurate list of secured creditors with respect to the Purchased Assets. Sellers will either pay all such amounts due or obtain releases of collateral prior to Closing and provide Buyers with satisfactory evidence thereof.

5.7                                 Third Party Providers and Payors. Attached as Schedule 5.7 is a list of Sellers’ provider agreements, including the Preferred Provider Agreement, third party prescription payors and providers with provider numbers.

ARTICLE 6
ADDITIONAL REPRESENTATIONS AND WARRANTIES OF SELLERS

Sellers hereby severally represent and warrant to Buyer that with respect to the Business of the respective Seller:

6.1                                 Legal Proceedings. (i) There are no claims, proceedings or investigations pending or, to the Knowledge of Seller, threatened against Seller with respect to any aspect of the Business; (ii) there are no payments owing from Seller to any third-party payor other than overpayments being processed in the Ordinary Course; and (iii) there has not been, for the past three years, any dispute or Action with any person who was a patient of Seller’s Business or with any third party payor that relates to matters other than routine payment adjustments or reconciliations in the Ordinary Course.

6.2                                 Compliance with Laws. Seller has not been charged with or given notice of, and is in compliance with all applicable material Laws and Orders by any Governmental Entity relating to the Business.

6.3                                 Financial Information. Seller has provided Buyer with the pro forma financial schedules prepared by Seller and related to the Business and attached at Schedule 6.3 (the “Business Financials”). Except as set forth on Schedule 6.3, the Business Financials fairly present the financial status of Seller with respect to the Business. The Business Financials are unaudited and have been prepared from the books and records of Seller maintained in the Ordinary Course, and are accurate in all material respects.

6.4                                 Tax and Other Returns and Reports. All required Tax Returns have been timely and properly filed by or on behalf of Seller and Seller has paid all Taxes due with respect to the Business and the Purchased Assets used in connection with the Seller’s Business for all periods ending on or before the Closing Date. There are no Encumbrances with respect to Taxes upon any of the Purchased Assets used in connection with the Business, except Encumbrances for current Taxes not yet due. All required Tax Returns relating to the Seller’s Business, including amendments to date, have been prepared in good faith by or on behalf of Seller and, to the Knowledge of Seller, are complete and accurate in all material respects. All Taxes Seller is required by Law to withhold or to collect for payment in connection with the Business have been duly withheld and collected and have been paid or accrued on Seller’s books. There is no extension or waiver of the period for assertion of any Taxes against Seller affecting the Purchased Assets used in connection with Seller’s Business.

6.5                                 Assumed Contracts and Leases. Seller has performed all material obligations under each Assumed Contract and Lease and is not in breach or default, nor do circumstances exist which, with or without notice or lapse of time or both, would constitute a breach or default under any Assumed Contract or Lease by Seller (or, to the Knowledge of Seller, any other party or obligor with respect thereto). None of the Assumed Contracts and Leases contain covenants that in any way purport to restrict the business activity or limit the freedom of Seller to engage in any line of business or to compete with any person. Except as disclosed on Schedule 6.5, (a) none of the Assumed Contracts and Leases requires the Consent of any third party prior to the consummation by the parties of the transactions contemplated by this Agreement; (b) the Assumed Contracts and Leases are valid and effective in accordance with their terms; (c) provided that necessary Consents and Approvals to assignment are obtained, the continuation, validity and effectiveness of the Assumed Contracts and Leases will not be affected by the transactions contemplated hereunder; and (d) such transactions will, subject to obtaining the requisite Consent of another party thereunder, not result in a breach of, or default under any of the Assumed Contracts and Leases. There is no actual or, to the Knowledge of Seller, threatened termination, cancellation or limitation of any Assumed Contract and Lease. Regardless of whether a Consent requirement is disclosed on Schedule 6.5, Seller will obtain such Consent prior to Closing except as otherwise permitted by a written waiver from a Buyer.

6.6                                 Licenses and Permits. Seller holds all licenses and permits that are necessary to conduct its Business as now conducted, and all such licenses and permits are valid and in full force and effect. No notice from any authority with respect to the suspension, revocation, or termination of any license or permit has been received by Seller and, to the Knowledge of Seller, there is no proposed or threatened issuance of any such notice. Sellers will cooperate with Buyers in the application for new licenses and permits with respect to the operation of MedCare’s business at the Leased Real Property. In furtherance of the foregoing, MedCare will execute a Power of Attorney in the form attached as Exhibit 6.6 attached hereto.

6.7                                 Insurance. Seller is insured or self-insured against risks normally insured against by similar businesses under similar circumstances, including but not limited to professional liability coverage and workers’ compensation insurance, which coverage will remain in full force and effect in accordance with policy terms with respect to all events occurring prior to the Effective Time, regardless of whether the claim is asserted before or after the Effective Time.

6.8                                 Labor Matters. Except as set forth on Schedule 6.8:

(a)                                  Neither Seller nor Seller’s Business is a party to or bound by any collective bargaining, works council, union representation or similar agreement or arrangement;

(b)                                 There is no controversy existing, pending or, to the Knowledge of Seller, threatened with any association or union or collective bargaining representative of the employees of Seller pertaining to the Business;

(c)                                  There is no charge or complaint relating to unfair labor practices pending against Seller’s Business, nor is there any labor strike, work stoppage, labor grievance or other labor dispute pending or, to the Knowledge of Seller, threatened against Seller with respect to the Business;

(d)                                 Sellers are neither engaging nor have engaged in any unfair labor practice;

(e)                                  There is no labor strike, dispute, slowdown or stoppage pending or, to the Knowledge of Seller, threatened against Seller with respect to the Business;

(f)                                    No right of representation exists respecting Seller’s employees who are employed in the Business;

(g)                                 No collective bargaining agreement is currently being negotiated and no organizing effort is currently being made with respect to Seller’s employees who are employed in connection with the Business; and

(h)                                 To the Knowledge of Seller, no current or former employee of Seller in connection with the Business has any claim against Seller on account of or for (i) overtime pay, other than overtime pay for the current payroll period, (ii) wages or salary (excluding current bonus accruals and amounts accruing under pension and profit sharing plans) for any period other than the current payroll period, (iii) vacation, time off or pay in lieu of vacation or time off, other than that earned in respect of the current fiscal year, or (iv) any violation of any Law relating to minimum wages or maximum hours of work.

6.9                                 Employee Benefits. Buyer will not have any obligation or liability with respect to, or on account of, any Benefit Plan maintained by Seller or any Affiliate of Seller. For the purposes of this Section 6.9, “Benefit Plan” means any (a) bonus, stock option, stock purchase, phantom stock, incentive compensation, deferred compensation, pension, profit sharing, thrift, savings, retirement, leave of absence, layoff, vacation, day or dependent care, legal services, cafeteria, life, health, accident, disability, hospitalization, dental, workmen’s compensation or other insurance, severance, separation, voluntary employees’ beneficiary association or trust, tuition, company car, club dues, income tax preparation, sick leave, maternity, paternity or other family leave or other employee benefit, welfare or fringe benefit plan, practice, policy, agreement or arrangement, whether qualified or nonqualified, whether or not in writing and whether or not considered legally binding, including, but not limited to, any “employee benefit plan” within the meaning of Section 3(3) of ERISA or a multiemployer plan within the meaning of Section 3(37) of ERISA or (b) any employment, supplemental unemployment, layoff, consulting, “golden parachute”, engagement or retainer agreement or arrangement. Seller has complied, in all material respects, with its obligations (including obligations to make contributions) under the Benefit Plans and such Benefit Plans have been and are materially in compliance with applicable Law. No Benefit Plan is a multiemployer plan or single-employer plan as described in Section 4001 of ERISA, and Seller has never contributed nor been obligated to contribute to (nor has it been a member of a controlled group in which any other member contributed to or had an obligation to contribute to) any such plan. In addition, Seller has not terminated a Benefit Plan which is an employee pension benefit plan as defined in Section 3(2) of ERISA within the 6-year period preceding the Closing Date.

6.10                           Government Payment Programs. Seller is certified to participate in the Government Payment Programs and complies in all material respects with all applicable state and federal conditions of participation applicable to such Government Payment Programs in connection with the Business. Except as set forth on Schedule 6.10, Seller is not a party to, or bound by, any Order or corporate integrity agreement with any Government Payment Program nor has Seller, during the last three (3) years, been audited or otherwise examined by any Government Payment Program in connection with the Business. Seller has filed on a timely basis all claims or other reports required to be filed in order to receive reimbursement with respect to the provision of services, products and supplies covered under any Government Payment Program, in accordance with all Laws and requirements applicable to the Government Payment Programs. Neither Seller nor any of its officers, directors, shareholders, or employees (a) has been debarred, excluded or suspended from participation in any Government Payment Program or (b) to the Knowledge of Seller, is the target or subject of any current or potential investigation relating to any Government Payment Program-related offense.

6.11                           Absence of Certain Changes. Except as set forth in Schedule 6.11 or as expressly required, permitted or contemplated hereby, since July 1, 2005, Seller has conducted the Business only in the Ordinary Course and (a) there has not been any damage to or destruction or loss of any Purchased Asset used in connection with the Business that would have a material adverse effect on the Business, whether or not covered by insurance, (b) none of the Purchased Assets used in connection with the Business has been mortgaged, pledged or made subject to any Encumbrance, and (c) there has not been any termination of or receipt of notice of termination of any Assumed Contract or Lease.

6.12                           Transactions With Affiliates. Except as set forth on Schedule 6.12, Seller does not have any contract, agreement or other arrangement providing for the employment of, furnishing of goods or services by, rental of real or personal property from or to or otherwise requiring payments or involving other obligations to any of its Affiliates or any officers or directors of Seller related to the Business.

6.13                           Litigation. Except as set forth on Schedule 6.13, no Seller is, with respect to the Business, (i) subject to any outstanding injunction, judgment, order, decree, ruling or charge, (ii) party to or the subject of any action, suit, proceeding, hearing or, to Sellers’ Knowledge, investigation of, in or before any court or quasi-judicial or administrative agency of any federal, state, local or foreign jurisdiction or before any arbitrator, or (iii) the subject of any pending or, to Sellers’

Knowledge, threatened claim, demand or notice of violation or liability from any Person. With respect to any matters set forth on Schedule 6.13, Sellers will retain all liability and responsibility with respect thereto, and Sellers have adequate insurance in place to cover any requirements arising therefrom.

6.14                           Undisclosed Liabilities. Seller does not have any liabilities related to the Business whatsoever, known or unknown, asserted or unasserted, liquidated or unliquidated, accrued, absolute, contingent, or otherwise, and there is no basis for any claim against Seller for any such liability, except: (a) as set forth in Schedule 6.14; or (b) as incurred in the Ordinary Course (none of which has had or may reasonably be expected to have a material adverse effect on the Business).

6.15                           Environmental. No Seller has received oral or written notice of any actual or potential claims, orders, directives, citations or causes of action based on actual or alleged violations of any local, state or federal statutes, ordinances or regulations dealing with protection of the environment or public health and safety, or common law claims or causes of action based upon such Seller’s actual or alleged involvement with or use of any substance regulated by local, state or federal statutes, ordinances or regulations dealing with protection of the environment or public health and safety.

ARTICLE 7
REPRESENTATIONS AND WARRANTIES OF BUYERS

Buyers hereby severally represent and warrant to Sellers that:

7.1                                 Organization and Related Matters. PC Pharmacy is a corporation duly organized, validly existing and in good standing under the laws of the State of Rhode Island and is qualified to do business and in good standing in the States of Alabama and Mississippi. PC Pharmacy Direct is a corporation duly organized, validly existing and in good standing under the laws of the State of Ohio and is qualified to do business and in good standing in Louisiana, New York, and West Virginia. Buyers have all necessary corporate power and authority to conduct their business as now conducted. Buyers have the necessary corporate power and authority to execute, deliver and perform this Agreement and any related agreements to which any of them is a party.

7.2                                 Authorization. The execution, delivery and performance of this Agreement and any related agreements by Buyers have been duly and validly authorized by all necessary corporate action on the part of Buyers. This Agreement constitutes the legal, valid and binding obligation of Buyers, enforceable against Buyers in accordance with its terms except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws and equitable principles relating to or limiting creditors’ rights generally.

7.3                                 No Conflicts. The execution, delivery and performance of this Agreement by Buyers will not (with or without notice or passage of time, or both) violate the provisions of, or constitute a breach or default under, (a) the charter documents or bylaws of Buyers; or (b) any Law to which Buyers are subject, or (c) any material contract or agreement to which any Buyer is a party.

7.4                                 Legal Proceedings. There are no claims, proceedings or investigations pending or, to the Knowledge of any Buyer, threatened relating to or affecting such Buyer before any Governmental Entity in which an adverse determination would materially adversely affect the properties or business condition (financial or otherwise) of such Buyer. No Buyer is subject to any Order which materially adversely affects the condition (financial or otherwise), operations or business of such Buyer.

7.5                                 Ability to Perform; Solvency. Buyers have the ability to obtain funds in cash in amounts equal to the Purchase Price and will at the Closing have immediately available funds in cash, which are sufficient to pay the Purchase Price. Buyers are not insolvent and will not be rendered insolvent as a result of the transactions contemplated by this Agreement. For purposes hereof, the term “solvency” means that: (a) the fair salable value of a Buyer’s tangible assets is in excess of the total amount of its liabilities (including for purposes of this definition all liabilities, whether or not reflected on a balance sheet prepared in accordance with U.S. generally accepted accounting principles, and whether direct or indirect, fixed or contingent, secured or unsecured, and disputed or undisputed); and (b) a Buyer is able to pay its debts or obligations in the ordinary course as they mature.

7.6                                 No Brokers or Finders. No agent, broker, finder, or investment or commercial banker, or other Person or firm engaged by or acting on behalf of Buyer or any Affiliate of Buyer in connection with the negotiation, execution or performance of this Agreement or the transactions contemplated by this Agreement, is or will be entitled to any broker’s or finder’s or similar fee or other commission as a result of this Agreement or such transactions.

ARTICLE 8
BUYERS’ CONDITIONS PRECEDENT TO CLOSING

The obligations of Buyers to consummate the transactions described in this Agreement are subject to the satisfaction, before the Effective Time, of the following conditions precedent, any of which may be waived in writing by Buyers:

8.1                                 Representations and Warranties to be True and Correct. The representations and warranties of Sellers set forth in this Agreement and in the schedules delivered pursuant hereto shall be true and correct in all respects as of the Effective Time.

8.2                                 Supporting Documents. Buyer shall have received the documents set forth below:

(a)                                  A certificate signed by an authorized officer of each Seller dated the Closing Date and certifying that he/she knows of no facts which would cause such Seller to be in breach of any of its representations and warranties hereunder as of the Effective Time;

(b)                                 The Bill of Sale signed by Sellers;

(c)                                  The Power of Attorney signed by MedCare;

(d)                                 The Assignment of Lease and Assumption Agreement in the form attached as Exhibit 8.2(d) (the “Lease Assignment”) signed by MedCare and the Landlord; and

(e)                                  Such additional supporting documents and other information with respect to the operations and affairs of Sellers as the Buyer may reasonably request.

8.3                                 Undertakings and Agreements. Sellers shall have satisfied and fulfilled all of the undertakings and agreements required to be satisfied and fulfilled before the Effective Time by Sellers under this Agreement.

8.4                                 Pay-off Letters. Buyers shall have received copies of pay-off letters or releases of collateral, as applicable, from all creditors of Sellers in form and substance acceptable to Buyers with respect to security interests of such creditors, if any, in the Purchased Assets.

8.5                                 Schedules. Except with respect to Schedule 4.2, Sellers will have delivered the Schedules and Buyers will be satisfied therewith in Buyers’ sole discretion. Buyers acknowledge and agree that Sellers may provide Buyers with updates and supplements to the schedules up to the Closing.

ARTICLE 9
SELLERS’ CONDITIONS PRECEDENT TO CLOSING

The obligation of Sellers to consummate the transactions described in this Agreement is subject to the satisfaction, before the Effective Time, of the following conditions precedent, any of which may be waived in writing by Sellers:

9.1                                 Representations and Warranties to be True and Correct. The representations and warranties of Buyer set forth in this Agreement shall be true and correct in all respects as of the Effective Time.

9.2                                 Supporting Documents. Sellers shall have received the documents set forth below:

(a)                                  A certificate signed by an authorized officer of each Buyer dated the Closing Date and certifying that he/she knows of no facts which would cause such Buyer to be in breach of any of its representations and warranties hereunder as of the Effective Time;

(b)                                 The Bill of Sale signed by Buyers;

(c)                                  The Power of Attorney signed by PC Pharmacy; and

(d)                                 Such additional supporting documents and other information with respect to the operations and affairs of Buyer as Sellers may reasonably request.

9.3                                 Undertakings and Agreements. Buyer shall have satisfied and fulfilled all of the undertakings and agreements required to be satisfied and fulfilled before the Effective Time by Buyer under this Agreement.

9.4                                 Pay-off Letters. Sellers shall have received copies of pay-off letters or releases of collateral, as applicable, from all creditors of Sellers with respect to security interests of such creditors, if any, in the Purchased Assets.

9.5                                 Purchase Price. Buyer shall pay the Purchase Price as required in Article 4.

ARTICLE 10
ADDITIONAL COVENANTS AND AGREEMENTS

10.1                           Employment Matters.

(a)                                  On or after the Closing Date, Buyer may, but is not required to, offer employment to any or all of Sellers’ employees listed in Schedule 10.1(a) and employ any of the employees who accept the offer of employment (the “Hired Employees”). Buyer shall not contact any of Sellers’ employees prior to the date hereof without Seller’s advance written consent. With respect to any Hired Employees that are subject to noncompetition agreements with Sellers, they will be released to the extent necessary for them to work for Buyers.

(b)                                 On and after the Closing Date, Hired Employees shall be eligible for all employee benefit plans sponsored by Buyer subject to the eligibility provisions of such plans. Hired Employees shall be given credit for periods of employment with Sellers, as applicable, prior to the Closing Date for purposes of determining eligibility to participate, the amount of benefits, and vesting under such plans, and pre-existing condition limitations will be waived with respect to Hired Employees and their covered dependents unless such pre-existing condition limitations were applicable prior to the Closing Date under Sellers’ Benefit Plans, subject to Buyers’ plan requirements. Buyers further agree to notify Sellers of the Hired Employees.

(c)                                  Buyers and Sellers acknowledge and agree that Buyers have not offered any terms of employment to Sellers or any of Sellers’ employees as consideration for the sale contemplated herein. It is agreed that in the event any employees of Sellers shall be employed by Buyers in Buyers’ sole discretion, such employees shall be employed at will, and Buyers shall have no contractual obligation to Sellers with regard to retention at such employment. Sellers retain all liabilities with respect to Sellers’ employees and all of Sellers’ Benefit Plans.

10.2                           Access to Information; Preservation of Records; Cooperation.

(a)                                  Sellers will provide Buyers and their representatives access at all reasonable times between the date of this Agreement and Closing, to the Purchased Assets and the books and records of the Business, and will furnish Buyers with such additional financial and operating data as Buyers may reasonably request.

(b)                                 The Parties recognize that, in the future, litigation may arise relating to the Purchased Assets or the Business and the conduct thereof which may relate in part, directly or indirectly, both to the period prior to the Closing and the period subsequent to the Closing. Each of the parties agrees that, to the extent reasonable under the circumstances and at the reasonable request of another party, it will provide to the requesting party information, records and documents in its possession relating to the Purchased Assets and the Business to assist the requesting party in connection with any such litigation or potential litigation in which such requesting party is or may be involved.

(c)                                  Buyer shall keep and preserve all Patient Files for a period equal to the greater of (i) ten years following the Closing Date, or (ii) one year past the applicable statute of limitations for claims. Buyer acknowledges that the Patient Files are subject to rules and regulations concerning confidentiality and shall abide by any such rules and regulations relating to the Patient Files in accordance with applicable law (including, if applicable, Section 1861(v)(i)(l) of the Social Security Act (42 U.S.C. § 1395x(vxi)(I))) and requirements of relevant insurance carriers. Further, Buyers and Sellers agree to enter into any agreements that either party reasonably determines may be required by law, including, but not limited to, entering into a Business Associate Agreement as contemplated by the Health Insurance Portability and Accountability Act of 1996, and the regulations promulgated thereunder. Buyer shall maintain the Patient Files in a manner consistent with Buyer’s policies and procedures applicable to patient records generated by Buyer after the Closing Date, provided that the remainder of this Section 10.2 shall control in the event of any conflict between such policies and procedures and this Section 10.2.

(d)                                 At any time following the Closing Date, Buyer will cooperate in good faith with Sellers and shall promptly provide or cause to be provided to any Seller, at a Seller’s sole cost and expense, copies of and reasonable access during normal business hours to any Patient Files that are requested by a Seller for any reasonable business purposes, including, but not limited to, defending a claim or lawsuit by a patient or responding to an audit, investigation or other inquiry by any Governmental Entity or third-party payor, or resolving unbilled or outstanding Accounts Receivable, subject to any and all applicable confidentiality obligations.

(e)                                  Notwithstanding anything to the contrary in this Agreement, the provisions of Sections 10.2(a) and 10.2(d) shall not controvert any discovery process in any Action in which Buyer, on the one hand, and Sellers, on the other hand, are adverse parties.

10.3                           Confidentiality. Buyer and Sellers recognize and agree that all information, instruments, documents and details concerning the business and operations of them and their Affiliates (“Confidential Information”) are strictly confidential, and Buyer and each Seller expressly covenants and agrees that it will not, nor will it allow any of its Affiliates and/or its or their respective officers, directors, employees, or agents to announce or disclose any matters relating to any Confidential Information of the other party, the business of the other party or this Agreement, its negotiation, terms, provisions or conditions, including purchase price, without the prior written consent of the other party, except as may be reasonably necessary to effectuate the transactions contemplated hereby; provided, however, that Buyer and Sellers shall not be prohibited from making any public announcement or other disclosure of the sale and acquisition of the Purchased Assets as such party’s counsel shall deem it necessary to maintain compliance with and to prevent violation of applicable federal or state securities or other laws or the rules or regulations of any stock exchange. Notwithstanding the foregoing, such disclosing party shall promptly notify the other party of such required disclosure prior to making such disclosure and, to the extent feasible, shall confer with the other party prior to making such disclosure as to the content. Information (a) ascertainable or obtained from public or published information, (b) received from a third party not known by a party to be under an obligation to the other party or any Affiliate of such other party to keep such information confidential, (c) which is or becomes known to the public (other than through a breach of this Agreement), or (d) which was in the other party’s possession prior to disclosure thereof to such party in connection herewith shall not be deemed Confidential Information.

10.4                           No Intent to Induce Referrals. Buyer and Sellers acknowledge and agree that no portion of the Purchase Price payable by Buyer to Sellers pursuant to this Agreement is intended to represent a payment for any referral of future business to Buyer, or to any of Buyer’s officers, directors, employees, or Affiliates, that is prohibited by 42 U.S.C. §1320a-7b, commonly referred to as the “Anti-Kickback Statute.”

10.5                           Patient Notification; Publicity. Following the Closing Date, Buyer may provide written notification to all patients of the Business that Buyer has acquired the Business from Sellers and will continue to provide the products and services to patients as previously provided by Seller. The content and timing of any such communications shall be mutually agreed upon by Buyer and Sellers. Except as permitted under Section 10.3 above, no party nor any Affiliate of a party shall issue any press release, publicity statement or other public notice relating to this Agreement, or the transactions contemplated by this Agreement, without first consulting with the other party and subject to the other party’s reasonable approval of the content thereof; provided, however, that the foregoing shall not prohibit a party from making any such press release, publicity statement or other public notice to the extent that the legal counsel of the disclosing party advises that such disclosure is required by law, including any securities laws. Buyer shall not use any Trade Names in any communications or publications without the prior consent of Sellers except in connection with the notification required hereunder for a ninety (90) day period following Closing, and except as set forth in Section 2.2(j).

10.6                           DEA Notification. Sellers shall provide all required notification to the United States Drug Enforcement Administration (the “DEA”) of the license numbers and locations to which the Patient Files are being transferred.

10.7                           Tax Matters; Prorations.

(a)                                  Sellers shall pay all applicable sales, use or other similar Taxes that are, or become, due or payable as a result of the sale, conveyance, assignment, transfer or delivery of the Purchased Assets hereunder levied on Sellers.

(b)                                 All personal property, ad valorem and any other local or state taxes relating to the Purchased Assets or the Business which shall be accrued but unpaid as of the Closing Date shall be prorated to the Closing Date as agreed to among the parties and shall be paid by Sellers to Buyer or Buyer to Sellers, as the case may be, within 30 days after their assessment or due date.

(c)                                  Sellers, upon request of Buyer, shall use its reasonable efforts to provide or obtain from any taxing authority any certificate or other document necessary to mitigate, reduce or eliminate any Taxes (including additions thereto or interest and penalties thereon) that otherwise would be imposed with respect to the transactions contemplated in this Agreement.

(d)                                 Payments required under the Real Property Lease or any Assumed Contracts and Leases will be pro-rated between Sellers and Buyers as of the Effective Time.

10.8                           Patient File Delivery. Sellers will work in good faith with Buyers to transfer the Patient Files in the most effective and efficient manner promptly following Closing.

10.9                           Use of Computers. At no additional cost to Buyers, Sellers agree that Buyers will have “read only” access to the pharmacy application software for each specified location for a period of one hundred twenty (120) days following the Effective Time. Sellers warrant that such software shall be in working order as of the Effective Time and for a period of 120 days following Closing, and that Sellers are not prohibited by their licenses from allowing “read only” access to Buyers. Notwithstanding any of the foregoing, the computer(s), including the hardware and printers, used in the Business at the Leased Real Property location are included in the Purchased Assets.

10.10                     Phone System and Phone Numbers. At no additional cost to Buyers, PC Pharmacy will have the right to use the phone system at the Leased Real Property for ninety (90) days following the Effective Time. MedCare will continue to make any required payments for such phone system during such time. At the end of such ninety (90) days, MedCare will retrieve the phone system from the Leased Real Property. Notwithstanding the foregoing, to the extent set forth in Section 2.1, certain actual phone numbers and lines are included in the Purchased Assets. In addition, Sellers will take reasonable steps to cause any telephone and facsimile numbers and lines of the Business which cannot be conveyed to Buyers under Section 2.1 to cause those numbers to be forwarded to the applicable Buyer’s location, at such Buyer’s expense.

10.11                     Ordinary Course. During the period from the date of this Agreement through the Effective Time, Sellers will continue to operate the Business in the Ordinary Course, including maintaining the Purchased Assets, performing all obligations under its contracts, agreements and leases, maintaining its relationship with customers, patients and vendors, and compliance with all applicable Laws.

ARTICLE 11
RESTRICTIVE COVENANTS

11.1                           Restrictions on Sellers’ Competitive Activities.

(a)                                  Sellers agree that, after the Closing, Buyer will be entitled to the goodwill and going concern value of Sellers’ business of providing Synagis and to be entitled to protect and preserve the same to the maximum extent permitted by Law. Sellers also acknowledge that their management contributions to Sellers’ business of providing Synagis have been uniquely valuable and involve proprietary information that would be competitively unfair to use or to make available to any competitor providing Synagis. For these and other reasons and as an inducement to Buyer to enter into this Agreement, Sellers agree that, for a period of three (3) years after the Closing Date (such period to be extended by the duration of any period of violation of, or any period of litigation to enforce, the covenants herein), neither Sellers nor any of their Affiliates will, directly or indirectly, for their own benefit or as agent for another, (i) carry on or participate in the ownership, management or control of any other present or future business enterprise that competes in the Territory with Buyer in the activities of providing Synagis in the Territory, or (ii) hire, engage, employ or interfere with or attempt to hire, engage, employ or interfere with any employees, representatives or agents of Buyers or any Affiliate of Buyers engaged in providing Synagis in the Territory.

(b)                                 Nothing contained herein shall limit: (i) the right of any Seller or its Affiliates, as an investor, to hold and make investments in securities of any corporation or limited partnership that is registered on a national securities exchange or admitted to trading privileges thereon or actively traded in a generally recognized over the counter market, provided such Seller’s and its Affiliates’ equity interest therein (in the aggregate) does not exceed 3% of the outstanding shares or interests in such corporation or partnership that is a competing business; (ii) the right of Sellers and their Affiliates to be acquired by, through merger, consolidation, member substitution or otherwise, an existing (as of the Closing Date) entity which already competes or that owns or controls an entity which already competes with Buyer in the activities of providing Synagis in the Territory at the time of such acquisition; (iii) the right of Sellers and their Affiliates to operate their infusion business and injectable drug business which is incidental to their infusion business (other than Synagis) in the Territory; (iv) the right of Sellers and their Affiliates to provide on behalf of Buyer or its Affiliates services and/or items pursuant to the Agreement for Pharmacy Services dated May 1, 2005 between PharmaCare, Inc. and Curative Health Services, Inc. (the “Preferred Provider Agreement”); or (v) the right of Sellers and their Affiliates to provide supplies and products and related services, including Synagis and all injectable drugs, in areas outside the Territory.

(c)                                  Sellers will (or will cause their Affiliates to), to the extent permitted by law and assignable by Sellers (or their Affiliates), assign to Buyers Sellers’ rights as to that portion of each existing noncompetition covenant which would restrict an employee of the Business, other than the Hired Employees, from engaging in the business of providing Synagis, including the right to enforce such assigned portion of the noncompetition covenant at Buyer’s expense. Nothing herein shall be deemed to assign any of Sellers’ or their Affiliates rights which would restrict an employee of the Business from engaging in businesses other than Synagis which may be covered by such noncompetition covenants, and Sellers and their Affiliates retain all of their rights to enforce such noncompetition covenants.

11.2                           Successors. Notwithstanding anything herein to the contrary, the covenants in this Article 11 shall be of no further force or effect in the event Sellers are acquired by, through merger, consolidation, member substitution or otherwise, an existing (as of the Closing Date) entity which already competes or that owns or controls an entity which competes with Sellers or Buyer in the activities of the Business in the Territory at the time of such acquisition.

11.3                           Special Remedies and Enforcement. Buyer and Sellers recognize and agree that a breach by any of the parties of any of the covenants set forth in this Article 11 could cause irreparable harm to Buyer in the case of a breach by a Seller and to Sellers in the case of a breach by Buyer, that such party’s remedies at Law in the event of such breach would be inadequate, and that, accordingly, in the event of a breach a restraining order or injunction or both may be issued against the breaching party in addition to any other rights and remedies which are available to the harmed party(ies). If this Article 11 is more restrictive than permitted by the Laws of any jurisdiction in which the harmed party(ies) seek enforcement hereof, this Article 11 will be limited to the extent required to permit enforcement under such Laws.

ARTICLE 12
SURVIVAL; INDEMNIFICATION

12.1                           Survival. Except as expressly set forth in this Agreement to the contrary, all representations, warranties, covenants, agreements and indemnifications of Buyer and Sellers contained in this Agreement or in any document delivered pursuant hereto shall be deemed to be material and to have been relied upon by Buyer and Sellers, respectively, and shall continue to be fully effective and enforceable following the Closing Date for one (1) year and shall thereafter be of no further force and effect, except that the representations and warranties in Sections 5.1, 5.2, 5.5, 7.1 and 7.2 shall survive without limitation as to time, and except covenants contained in Article 10 and Article 11 shall continue to be fully effective and enforceable following the Closing Date for the duration set forth therein, and that the representations, warranties and covenants contained in Section 10.7, shall survive until the later of the final resolution of any judicial or administrative proceeding involving any such Tax or expiration of any statute of limitations (including any statute of suspensions, tollings or extensions thereof). Any agreements entered into in connection with this Agreement shall be subject to the survival limitations set forth therein.

12.2                           Obligations of Sellers and Parent.

(a)                                  Sellers and Parent agree to jointly and severally indemnify and hold harmless Buyers, including their directors, officers, employees, Affiliates, agents, representatives and assigns (“Buyer Indemnified Parties”), from and against any and all Losses of a Buyer Indemnified Party, directly or indirectly, as a result of, in connection with, or based upon or arising from any of the following: (a) any breach or non performance of any of the representations, warranties, covenants or agreements made by a Seller in or pursuant to this Agreement or any other agreement entered into by the parties in connection with this Agreement, subject to the applicable expiration period set forth in Section 12.1; (b) the failure of a Seller to perform fully any covenant, provision or agreement to be performed or observed by it pursuant to this Agreement or any other agreement entered into by the parties in connection with this Agreement; or (c) any third party or other claims relating to the Business or the Purchased Assets or regarding the conduct of the Business arising prior to the Effective Time including, without limitation, any claims made by a Government Payment Program arising from conduct or claims filed prior to the Effective Time. Seller agrees to reimburse the Buyer Indemnified Party promptly upon demand for any unreimbursed payment made or Loss suffered by such Buyer Indemnified Party at any time after the Closing Date in respect of any Loss to which the foregoing indemnity relates.

(b)                                 In addition to any other indemnification granted herein and notwithstanding the survivability or limits, if any, of any representation contained herein or the absence of any representation herein, Sellers and Parent agree to jointly and severally indemnify and hold harmless Buyer from and against all Loss, including a Seller’s liability for its own Taxes or a Seller’s liability, if any (for example, by reason of transferee liability) for Taxes of others payable with respect to Taxes claimed or assessed against Buyer relating to the Purchased Assets and the Business (a) for any taxable period ending on or before the Closing Date or as a result of this transaction; (b) for any taxable year or period commencing prior to the Closing Date and ending after the Closing Date for an amount equal to the portion of such Taxes that relate to the taxable period ending on the Closing Date.

12.3                           Obligations of Buyers. Buyers agree to jointly and severally indemnify and hold harmless Sellers, including their directors, officers, employees, Affiliates, agents, representatives and assigns (“Seller Indemnified Parties”), from and against any and all Losses of a Seller Indemnified Party, directly or indirectly, as a result of, in connection with, or based upon or arising from any of the following: (a) any breach or non performance of any of the representations, warranties, covenants or agreements made by a Buyer in or pursuant to this Agreement or any other agreement entered into by the parties in connection with this Agreement, subject to the applicable expiration period set forth in Section 12.1; (b) the failure of a Buyer to perform fully any covenant, provision or agreement to be performed or observed by it pursuant to this Agreement or any other agreement entered into by the parties in connection with this Agreement; or (c) any third party or other claims relating to the Business or Purchased Assets or regarding the conduct of the Business and arising after the Effective Time. Buyers agree to reimburse Seller Indemnified Party promptly upon demand for any unreimbursed payment made or Loss suffered by such Seller Indemnified Party at any time after the Closing Date in respect of any Loss to which the foregoing indemnity relates.

12.4                           Procedure.

(a)                                  In the event any Person or entity not a party to this Agreement shall make a demand or claim or file or threaten to file or continue any lawsuit, which demand, claim or lawsuit may result in liability to an Indemnified Party in respect of matters embraced by the indemnity under this Agreement (a “Third Party Claim”), or in the event that a potential Loss comes to the attention of any party in respect of matters embraced by the indemnity under this Agreement, then the party receiving notice or becoming aware of such event shall promptly deliver notice (each, a “Notice”) to the other party concerning such event. A Notice shall state: (a) the circumstances giving rise to such event; and (b) a reasonable estimation of the Losses incurred by the Indemnified Party. Failure to provide the Notice shall not limit the rights of the Indemnified Party to indemnification hereunder, except to the extent that such Indemnified Party’s failure has prejudiced the Indemnifying Party’s rights or increased its liabilities and obligations hereunder.

(b)                                 Within 15 days after delivery of a Notice with respect to a Third Party Claim, the Indemnifying Party shall have the option, at its sole cost and expense, to retain counsel for the Indemnified Party to defend any such demand, claim or lawsuit, provided that counsel who will conduct the defense of such demand, claim or lawsuit will be approved by the Indemnified Party whose approval may not be unreasonably withheld. The Indemnified Party shall have the right, at its own expense, to participate in the defense of any suit, action or proceeding brought against it with respect to which indemnification may be sought hereunder; provided, however, that if (a) the named parties to any such proceeding (including any impleaded parties) include both the Indemnifying Party and the Indemnified Party and representation of both parties by the same counsel would be inappropriate due to actual or potential conflicts of interest between them; (b) the employment of counsel by such Indemnified Party has been authorized in writing by the Indemnifying Party; or (c) the Indemnifying Party has not in fact employed counsel to assume the defense of such action within a reasonable time; then, the Indemnified Party shall have the right to retain its own counsel at the sole reasonable cost and expense of the Indemnifying Party, which reasonable costs and expenses shall be paid by the Indemnifying Party on a current basis. If the Indemnified Party retains its own counsel pursuant to the previous sentence, such counsel will be approved by the Indemnifying Party whose approval may not be unreasonably withheld. No Indemnifying Party, in the defense of any such demand, claim or lawsuit, will consent to entry of any judgment or enter into any settlement without the consent of the Indemnified Party, whose consent may not be unreasonably withheld. In the event that the Indemnifying Party shall fail to respond within fifteen days after receipt of the Notice, the Indemnified Party may retain counsel and conduct the defense of such Third Party Claim, as it may in its sole discretion deem proper, at the sole reasonable cost and expense of the Indemnifying Party, which reasonable costs and expenses shall be paid by the Indemnifying Party on a current basis.

12.5                           Survival. This Article 12 shall survive the Closing; provided, however, that nothing in this Article 12 shall be deemed to supersede, extend, or modify the limitation periods set forth in

Section 12.1. Any matter as to which a claim has been asserted by notice to the other party that is pending or unresolved at the end of the limitation period set forth in Section 12.1 shall continue to be covered by this Article 12 notwithstanding any applicable statute of limitations (which the parties hereby waive with respect to any such asserted claim) until such matter is finally terminated or otherwise resolved by the parties or by a court of competent jurisdiction and any amounts payable hereunder are finally determined and paid.

12.6                           Threshold. No Indemnifying Party shall have any obligation to indemnify any Indemnified Party unless and until the aggregate amount of all Losses for which the Indemnified Party is otherwise entitled to indemnification pursuant to this Article 12 exceeds Twenty Thousand Dollars ($20,000.00) (the “Threshold”). Thereafter, such Indemnified Party shall be entitled to indemnification for the amount of Losses in excess of the Threshold.

ARTICLE 13
TERMINATION

13.1                           Termination of Agreement. The parties may terminate this Agreement as provided below:

(a)                                  Buyer and Sellers may terminate this Agreement by mutual written consent at any time prior to the Closing.

(b)                                 Buyer may terminate this Agreement by giving written notice to Sellers, at any time prior to the Closing: (a) if a Seller has breached in any material respect any representation, warranty, or covenant contained in this Agreement and the breach has continued without cure for a period of 15 days after Buyer’s notice to such Seller of the breach, and such breach has had a material adverse affect on the Business; or (b) by reason of the failure (without the reasonable possibility of cure) of any condition precedent under Article 8 (unless the failure results primarily from the breach by Buyer of any representation, warranty, or covenant contained in this Agreement).

(c)                                  Sellers may terminate this Agreement by giving written notice to the Buyer at any time prior to the Closing: (a) if Buyer has breached in any material respect any representation, warranty, or covenant contained in this Agreement and the breach has continued without cure for a period of 15 days after Sellers’ notice to Buyer of the breach; or (b) by reason of the failure (without the reasonable possibility of cure) of any condition precedent under Article 9 (unless the failure results primarily from the breach by a Seller or any of their Affiliates of any representation, warranty, or covenant contained in this Agreement).

(d)                                 Either party may terminate this Agreement if the Closing has not occurred by December 9, 2005.

13.2                           Effect of Termination. If a party terminates this Agreement pursuant to Section 13.1, all rights and obligations of the parties hereunder shall terminate without any liability of any party to any other party (except for any liability of any party then in breach and as otherwise specified herein); provided, however, that the provisions of Section 10.3 shall survive any such termination.

ARTICLE 14
ARBITRATION

IN THE EVENT ANY DISPUTE OR CONTROVERSY ARISES BETWEEN THE PARTIES OUT OF OR RELATING TO OR WITH RESPECT TO ANY OF THE PROVISIONS CONTAINED IN THIS AGREEMENT (A “DISPUTE”), THE PARTY RAISING THE DISPUTE SHALL NOTIFY THE OTHER PARTY IN WRITING OF THE EXISTENCE OF THE DISPUTE. THE PARTIES SHALL (EITHER IN PERSON OR VIA TELEPHONE) NEGOTIATE IN GOOD FAITH FOR UP TO THIRTY (30) DAYS TO ATTEMPT TO RESOLVE THE MATTER. IF SUCH EFFORTS DO NOT RESOLVE THE DISPUTE WITHIN THIRTY (30) DAYS OF THE NOTICE, UPON DEMAND OF ANY PARTY, WHETHER MADE BEFORE OR AFTER THE INSTITUTION OF ANY JUDICIAL PROCEEDING, THE DISPUTE SHALL BE RESOLVED BY ARBITRATION AS PROVIDED IN THIS ARTICLE 14. INSTITUTION OF A JUDICIAL PROCEEDING BY A PARTY DOES NOT WAIVE THE RIGHT OF THAT PARTY TO DEMAND ARBITRATION HEREUNDER. THE PARTIES SHALL MUTUALLY AGREE UPON AN ARBITRATOR FROM A LIST OF ARBITRATORS RECOGNIZED BY THE AMERICAN ARBITRATION ASSOCIATION. THE PROCEEDINGS SHALL BE CONDUCTED UNDER AND GOVERNED BY THE COMMERCIAL RULES OF THE AMERICAN ARBITRATION ASSOCIATION, AS IN EFFECT FROM TIME TO TIME. ALL ARBITRATION HEARINGS SHALL BE CONDUCTED IN NEW YORK CITY, NEW YORK. ALL APPLICABLE STATUTES OF LIMITATION SHALL APPLY TO ANY DISPUTE. THE ARBITRATORS SHALL HAVE NO POWER TO AWARD PUNITIVE OR EXEMPLARY DAMAGES, TO IGNORE OR VARY THE TERMS OF THIS AGREEMENT OR ANY OTHER RELATED AGREEMENTS, AND SHALL BE BOUND TO APPLY CONTROLLING LAW. NO ATTORNEY’S FEES OR COSTS SHALL BE AWARDED AND THE PARTIES SHALL EQUALLY BEAR THE COST OF THE ARBITRATION. A JUDGMENT UPON THE AWARD MAY BE ENTERED IN ANY COURT HAVING COMPETENT JURISDICTION. NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED IN THIS ARTICLE 14, THE PARTIES PRESERVE, WITHOUT DIMINUTION, CERTAIN REMEDIES THAT EITHER OF THEM MAY EMPLOY OR EXERCISE FREELY, EITHER ALONE, IN CONJUNCTION WITH, OR DURING A DISPUTE. THE PARTIES HERETO HAVE THE RIGHT TO PROCEED IN ANY COURT OF PROPER JURISDICTION TO OBTAIN PROVISIONAL OR ANCILLARY REMEDIES INCLUDING EQUITABLE OR INJUNCTIVE RELIEF, GARNISHMENT, ATTACHMENT, APPOINTMENT OF A RECEIVER AND FILING AN INVOLUNTARY BANKRUPTCY PROCEEDING; AND WHEN APPLICABLE, A JUDGMENT BY CONFESSION OF JUDGMENT. PRESERVATION OF THESE REMEDIES DOES NOT LIMIT THE POWER OF AN ARBITRATOR TO GRANT SIMILAR REMEDIES THAT MAY BE REQUESTED BY A PARTY IN A DISPUTE.

ARTICLE 15
MISCELLANEOUS

15.1                           Amendments; Waivers. This Agreement and any schedule or exhibit may be amended only by agreement in writing of the parties. No waiver of any provision nor consent to any exception to the terms of this Agreement or any agreement contemplated hereby shall be effective unless in writing and signed by the party or parties to be bound and then only to the specific purpose, extent and instance so provided.

15.2                           Entire Agreement. This Agreement (together with its schedules and exhibits) constitutes and contains the entire agreement and final understanding among the parties concerning the purchase and sale of the Business and all other subject matters addressed herein or pertaining thereto. This Agreement is intended by the parties as a final expression of their agreement with respect to such terms as are included herein and, further, is intended by the parties as a complete and exclusive statement of the terms of their agreement. This Agreement supersedes and replaces all prior negotiations and all prior or contemporaneous representations, promises or agreements, proposed or otherwise, whether written or oral, concerning the purchase and sale of the Business and all other subject matters addressed herein or pertaining thereto. Any representation, promise or agreement not specifically included in this Agreement shall not be binding upon or enforceable against any party to this Agreement. This is a fully integrated agreement.

15.3                           Applicable Law. This Agreement shall be governed by and construed and interpreted in accordance with the laws of the State of Delaware, provided that the conflicts of laws principles of the State of Delaware shall not apply to the extent that they would operate to apply the laws of another state.

15.4                           Headings. The descriptive headings of the articles and sections of this Agreement are for convenience only and do not constitute a part of this Agreement.

15.5                           Counterparts. This Agreement and any amendment hereto or any other agreement (or document) delivered pursuant hereto may be executed in one or more counterparts and by different parties in separate counterparts. All of such counterparts shall constitute one and the same agreement (or other document). The parties to this Agreement may deliver their executed counterparts by facsimile or other electronic means, provided that original signatures are delivered by U.S. Mail promptly thereafter.

15.6                           Parties in Interest. This Agreement will be binding upon and inure to the benefit of each party, and nothing in this Agreement, express or implied, is intended to confer upon any other Person any rights or remedies of any nature whatsoever under or by reason of this Agreement. Nothing in this Agreement is intended to relieve or discharge the obligation of any third person to any party to this Agreement.

15.7                           Notices. Any notice or other communication hereunder must be given in writing and either (a) delivered in person; (b) transmitted by facsimile, provided that any notice so given is also mailed as provided in clause (c); or (c) mailed, postage prepaid, as follows:

If to Buyer, addressed to:	c/o PharmaCare Management Services, Inc.
695 George Washington Highway
Lincoln, RI 02865
Attn: PharmaCare Specialty Pharmacy
Carmine DeNardo

Fax: (401) 335-7433

With a simultaneous copy to:	Wyrick Robbins Yates & Ponton LLP
4101 Lake Boone Trail, Suite 300
Raleigh, NC 27607
Attn: Lisa D. Inman
Fax: (919) 781-4865

If to Sellers, addressed to:	Curative Health Services, Inc.
61 Spit Brook Road
Nashua, NH 03060
Attn: Corporate Counsel
Fax:

With a simultaneous copy to:	Bryan Cave LLP
One Metropolitan Square
211 N. Broadway, Suite 3600
St. Louis, MO 63102
Attn: Mark H. Goran
Fax: (314) 552-8686

or to such other address or to such other Person as any party shall have last designated by such notice to the other parties. Each such notice or other communication shall be effective (i) if given by mail, three days after such communication is deposited in the mail with first class postage prepaid, addressed as aforesaid, (ii) if given by facsimile, when transmitted to the applicable number so specified in (or pursuant to) this Section 15.7 provided that appropriate confirmation of receipt is generated by the facsimile and a duplicate copy is mailed, postage prepaid, or (iii) if given by any other means, when actually delivered at such address.

15.8                           Expenses. Each party shall pay its own expenses incident to the negotiation, preparation and performance of this Agreement and the transactions contemplated hereby, including, but not limited to, the fees, expenses and disbursements of its respective investment bankers or brokers, accountants and counsel.

15.9                           Assignments. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any party without the prior written consent of the others, except that either party may assign their rights to an Affiliate thereof or to any entity which acquires substantially all of the assets of or survives any merger with such party. Nothing contained herein, express or implied, is intended to confer on any Person other than the parties hereto or their respective successors and permitted assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

15.10                     Remedies; Waiver. All rights and remedies existing under this Agreement are cumulative to, and not exclusive of, any rights or remedies otherwise available under applicable law. No failure on the part of any party to exercise, or delay in exercising, any right hereunder shall be deemed a waiver thereof, nor shall any single or partial exercise preclude any further or other exercise of such or any other right.

15.11                     Further Assurances. Each party will use its commercially reasonable efforts to perform and fulfill all obligations on its part to be performed and fulfilled under this Agreement, to the end that the transactions contemplated by this Agreement shall be effected substantially in accordance with its terms as soon as reasonably practicable. The parties shall cooperate with each other in such actions and in securing requisite Approvals. Each party shall execute and deliver after the Closing such further certificates, agreements and other documents and take such other actions as the other parties may reasonably request to consummate or implement the transactions contemplated hereby or to evidence such events or matters.

15.12                     Representation by Counsel; Interpretation. Buyer and Sellers acknowledge that each has been represented by counsel in connection with this Agreement and the transactions contemplated by this Agreement. Accordingly, any rule of Law or any legal decision that would require interpretation of any claimed ambiguities in this Agreement against the party that drafted it has no application and is expressly waived. The provisions of this Agreement shall be interpreted in a reasonable manner to effect the intent of Buyer and Sellers.

15.13                     Severability. If any provision of this Agreement is determined to be invalid, illegal or unenforceable by any court or Governmental Entity, the remaining provisions of this Agreement to the extent permitted by law shall remain in full force and effect provided that the economic and legal substance of the transactions contemplated are not affected in any manner materially adverse to any party. In the event of any such determination, the parties agree to negotiate in good faith to modify this Agreement to fulfill as closely as possible the original intents and purposes hereof. To the extent permitted by law, the parties hereby to the same extent waive any provision of law that renders any provision hereof prohibited or unenforceable in any respect.

[The next page is the signature page.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year first written above.

SELLERS:

CURATIVE HEALTH SERVICES OF NEW YORK, INC.

/s/ Paul F. McConnell
By:	Paul F. McConnell
Its:	President

APEX THERAPEUTIC CARE, INC.

/s/ Paul F. McConnell
By:	Paul F. McConnell
Its:	C.E.O.

MEDCARE, INC.

/s/ Paul F. McConnell
By:	Paul F. McConnell
Its:	President

PARENT:

CURATIVE HEALTH SERVICES, INC.

/s/ Paul F. McConnell
By:	Paul F. McConnell
Its:	C.E.O. and President

BUYERS:

PROCARE PHARMACY, INC.

Charles D. Phillips
By:	/s/ Charles D. Phillips
Its:	S.V.P.

PROCARE PHARMACY DIRECT, INC.

Charles D. Phillips
By:	/s/ Charles D. Phillips
Its:	S.V.P.

SCHEDULE 1.1

( Sellers’ Locations)

SCHEDULE 2.1(b)

( Licenses and Permits)

SCHEDULE 2.1 (c)

(Assumed Contracts and Leases)

SCHEDULE 2.1 (d)

(Phone and Fax Numbers)

SCHEDULE 2.2 (p)

(Additional Excluded Assets)

SCHEDULE 4.2

(Purchase Price Allocation)

SCHEDULE 5.5

(Encumbrances)

SCHEDULE 5.7

(Third Party Providers and Payors)

SCHEDULE 6.3

(Business Financials)

SCHEDULE 6.5

(Required consents)

SCHEDULE 6.8

(Labor Matters)

SCHEDULE 6.10

(Government Payment Programs)

SCHEDULE 6.11

(Absence of Certain Changes)

SCHEDULE 6.12

(Transactions with Affiliates)

SCHEDULE 6.13

(Litigation)

SCHEDULE 6.14

(Undisclosed Liabilities)

SCHEDULE 10.1 (a)

(Seller’s Employees to Whom Buyer May Offer Employment)